Exhibit 10.1

AMENDED AND RESTATED LEASE AGREEMENT

Between

Joint Development Authority of Brooks, Colquitt,

Grady, Mitchell, and Thomas Counties

(a public body corporate and politic)

as Lessor and Landlord

and

NATIONAL BEEF PACKING COMPANY, LLC

(a limited liability company organized and existing

under the laws of the State of Delaware)

as Lessee and Tenant

Dated as of  April 1, 2006

THE PARTIES INTEND FOR THE RIGHTS AND INTEREST OF THE JOINT DEVELOPMENT AUTHORITY OF BROOKS, COLQUITT, GRADY, MITCHELL, AND THOMAS COUNTIES (THE “ISSUER”) IN THE PROJECT LEASED HEREUNDER, THIS LEASE AGREEMENT AND CERTAIN REVENUES AND RECEIPTS DERIVED HEREUNDER, EXCEPT FOR CERTAIN UNASSIGNED RIGHTS, AS DEFINED HEREIN, TO BE RESPECTIVELY CONVEYED, ASSIGNED AND PLEDGED TO AMERICAN BANKING COMPANY D/B/A AMERIS (THE “PURCHASER”) AS SECURITY FOR $3,200,000 MAXIMUM PRINCIPAL AMOUNT OF THE ISSUER’S TAX-EXEMPT INDUSTRIAL DEVELOPMENT REVENUE BOND (NATIONAL BEEF PROJECT), SERIES 2006 AND ITS TAXABLE INDUSTRIAL DEVELOPMENT REVENUE BOND (NATIONAL BEEF PROJECT), SERIES 2006 AS PROVIDED IN AN INSTRUMENT ENTITLED “DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT” FROM THE ISSUER, AS GRANTOR, TO THE PURCHASER, AS GRANTEE.

TABLE OF CONTENTS

(This Table of Contents is not a part of the Lease

Agreement and is only for convenience of reference.)

Section 8.3. Company to Maintain its Existence and Qualification; Conditions Under Which Exceptions Permitted	25
Section 8.4. Operation of the Project and Tax Covenants	26
ARTICLE IX ASSIGNMENT, SUBLEASING, ENCUMBERING, AND SELLING; REDEMPTION; RENT PREPAYMENTS AND ABATEMENT; INSTALLATION OF COMPANY’S OWN MACHINERY AND EQUIPMENT	29
Section 9.1. Assignment and Subleasing	29
Section 9.2. Restrictions on Sale, Encumbrance, or Conveyance of the Project by the Issuer	29
Section 9.3. Restrictions on Encumbrance by the Company	30
Section 9.4. Redemption of Bonds	30
Section 9.5. Prepayment of Basic Rent	30
Section 9.6. Reserved.	31
Section 9.7. Installation of Company’s Own Machinery and Equipment	31
Section 9.8. Reference to the Bonds Ineffective After such Bonds are Paid	31
ARTICLE X EVENTS OF DEFAULT AND REMEDIES	32
Section 10.1. Events of Default Defined	32
Section 10.2. Remedies on Default	32
Section 10.3. Remedies Not Exclusive	33
Section 10.4. Company to Pay Fees and Expenses	33
Section 10.5. Waiver of Events of Default	34
ARTICLE XI PURCHASE OPTION IN FAVOR OF COMPANY	35
Section 11.1. Option to Purchase Project	35
Section 11.2. Conveyance on Exercise of Option to Purchase	35
Section 11.3. Public Purpose of Option to Purchase	35

AMENDED AND RESTATED
LEASE AGREEMENT

STATE OF GEORGIA          )

COLQUITT COUNTY          )

This AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”), dated as of April 1, 2006, by and between the JOINT DEVELOPMENT AUTHORITY OF BROOKS, COLQUITT, GRADY, MITCHELL, AND THOMAS COUNTIES (the “Issuer”), a public body corporate and politic and public corporation created and existing under the laws of the State of Georgia, party of the first part, and NATIONAL BEEF PACKING COMPANY, LLC (the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, party of the second part, amends and restates the Lease Agreement, dated as of January 16, 2001, as amended May 1, 2001 (the “2001 Lease”), by and between the Issuer and the Company’s predecessor, Farmland National Beef Company, a Delaware limited partnership.

W I T N E S S E T H:

WHEREAS, the Issuer is a joint development authority initially created pursuant to O.C.G.A. § 36-62-5.1 by concurrent resolutions of the governing bodies of Brooks, Colquitt and Thomas Counties; the Issuer was thereafter expanded to include Mitchell and Grady Counties by concurrent resolutions of the governing bodies of Brooks, Colquitt, Grady, Mitchell and Thomas Counties  (Colquitt County being herein called the “County”); and

WHEREAS, the Moultrie-Colquitt County Development Authority (the “County Authority”) and the Issuer, pursuant to Article IX, Section III, Paragraph I (a) of the Constitution of the State of Georgia of 1983, entered into an intergovernmental contract under which (i) the Issuer used certain grant proceeds and other funds, including certain funds provided by the Company, to renovate the industrial building that is located on the land described in Exhibit A hereto (collectively called the “Colquitt County Facilities”), (ii) the County Authority assisted the Issuer in providing the Colquitt County Facilities for use by the Company under the 2001 Lease, by issuing the Series 2001 Bonds (hereinafter defined) to pay a portion of the costs of such Colquitt County Facilities and renovations thereto and (iii) the Issuer was required to make payments to the County Authority or to the holder of the Series 2001 Bonds, as assignee of the County Authority, in the amount and at the times required to pay debt service on the Series 2001 Bonds; and

WHEREAS, in consideration of such financial assistance, the Issuer pledged to the County Authority and the County Authority re-pledged to American Banking Company (now called American Banking Company d/b/a Ameris), as the holder of the Series 2001 Bonds, the Colquitt County Facilities and the revenues therefrom; and

WHEREAS, the Series 2001 Taxable Bond (hereinafter defined) has been prepaid and retired and the Series 2001 Tax-Exempt Bond (hereinafter defined) has been prepaid and retired or shall be prepaid and retired before the issuance of the Bonds; and

WHEREAS, the Company desires for the Issuer to issue its Bonds (hereinafter defined) to pay issuance costs of the Bonds and to finance costs of additional renovations to, and equipment for, the Colquitt County Facilities, as previously renovated; and

WHEREAS, it is desirable to amend and restate the 2001 Lease, as herein provided; and

WHEREAS, after careful study and investigation of the nature of the Colquitt County Facilities and the additional renovation and equipping thereof, the Issuer has determined that: (i) the Colquitt County Facilities, as so renovated and equipped, constitute a “project” that the Issuer may finance; (ii) the Colquitt County Facilities, as so renovated and equipped, will promote the objectives of developing and promoting industry and employment opportunities for the public good and the general welfare of the County and of the State of Georgia; and (iii) the issuance of the Bonds to finance costs relating to the further renovation and equipping of the Colquitt County Facilities will be in the interest of the residents of the County and will serve the public purposes for which the Issuer was created and is existing; and

WHEREAS, the Company has represented that the further renovation and equipping of the Project will preserve and create jobs in the County; and

WHEREAS, it is desirable for the Issuer to sell and issue the Bonds and use the proceeds thereof for the purpose of reimbursing the Company for Project Costs (as herein defined) and to lease the Project to the Company under this Lease for use as a plant for the processing and packing of meat; under which the Company will pay Basic Rent payments which are to be pledged to pay debt service on the Bonds; and

WHEREAS, upon the issuance of the Bonds, the Series 2001 Bonds and all documents securing the Series 2001 Bonds have been or are to be terminated.

NOW, THEREFORE, in consideration of the respective representations and agreements hereinafter contained, the parties hereto agree as follows.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1.            Definitions.  Certain capitalized words and terms used in this Lease are defined in the text hereof or in the Bond Resolution (defined below).  In addition to the words and terms defined elsewhere herein and in the Bond Resolution, the following words and terms are defined terms under this Lease:

“Act” means O.C.G.A. Section 36-62-1, et seq.

“Additional Rent” means the amounts payable by the Company, described in Section 5.3(b) of this Lease.

“Additions or Alterations” means modifications, improvements, alterations, additions, enlargements, or expansions in, on or to the Project.

“Advance” means an amount paid by the Purchaser under the Bond Purchase Loan Agreement to pay or reimburse Project Costs pursuant to the submission by the Company, on behalf of the Issuer, of an Advance Request..

“Advance Request” means in the case of Advances under the Bond Purchase Loan Agreement, a written request by the Company to the Purchaser, on behalf of the Issuer on the form required by the Bond Purchase Loan Agreement.

“Affiliate” means a Person which is controlled by the Company or its corporate successor, which controls the Company or its successor or which is under common control with the Company or its successor (direct or indirect ownership of more than fifty percent (50%) of the voting power constituting “control” of a Person for such purpose).

“Architect” means any architect or architectural firm selected by the Issuer and Company to prepare the Plans and Specifications, if any.

“Authorized Company Representative” means any officer of the Company and any other person at the time designated to act on behalf of the Company by written certificate furnished to the Issuer and the Custodian and signed on behalf of the Company by an officer of the Company; more than one person may be designated as an Authorized Company Representative.

“Authorized Issuer Representative” means Chairman or other officer of the Issuer and any person at the time designated to act on behalf of the Issuer by written certificate furnished to the Company and the Custodian signed on behalf of the Issuer by the Chairman, or other officer of the Issuer; more than one person may be designated as an Authorized Issuer Representative.

“Basic Rent” means the rent payable by the Company pursuant to Section 5.3(a) of this Lease.

“Bond” means, as applicable, the Tax-Exempt Bond or the Taxable Bond.

“Bonds” means both the Tax-Exempt Bond and the Taxable Bond, to be issued in the combined aggregate Maximum Principal Amount of $3,200,000 to finance the Project Costs, and bonds issued in exchange therefor or in replacement thereof.

“Bond Purchase Loan Agreement” means the Bond Purchase Loan Agreement, between the Issuer and the Purchaser of the Bond, in substantially the form to be attached to the Bond Resolution, as it may thereafter be amended in accordance with the Bond Resolution.

 “Bond Resolution” means the resolution, adopted by the Issuer, as it may thereafter be amended in accordance with the provisions of the Bond Resolution, providing the terms and provisions under which the Bonds are  issued.

“Business Day” means a day which is not a Saturday, Sunday, a legal holiday, or any other day on which banking institutions are authorized to be closed in the State.

“Colquitt County Facilities” means the Leased Land and those of the Leased Improvements that existed at the time the Leased Land was acquired by the Issuer.

“Company” means National Beef Packing Company, LLC, a limited liability company organized under the laws of the State of Delaware, and any successor lessee under this Lease.

“Completion Date” means the first date on which the renovation of the Existing Improvements have been substantially completed, as that date shall be certified as provided in Section 4.6 hereof.

“County” means Colquitt County, Georgia.

“County Authority” means Moultrie-Colquitt County Development Authority.

“Custodian” means the Issuer or its designee, so long as an Event of Default under the Bond Resolution  or under the Security Deed has not occurred and is continuing, but if an Event of Default under the Bond Resolution or the Security Deed has occurred and is continuing the Holder may remove the Custodian by written notice to the Issuer and the Company and may appoint itself or its designee as Custodian of the Project Fund and Debt Service Fund until the Event of Default is cured or waived.

“Debt Service” and “debt service” means, as to any Bond, the principal of, interest on and redemption price of such Bond.

“Debt Service Fund” means the Debt Service Fund created by the Bond Resolution.

“Default Interest Rate” means when used with respect to interest on delinquent payments of Additional Rent, 10% per annum and when used with respect to the Basic Rent applicable to the Bonds, the Default Interest Rate provided for in such Bonds.

“Environmental Laws” means all federal, state, and local laws, rules, regulations, ordinances, programs, permits, guidance, orders, and consent decrees relating to health, safety, and environmental matters, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, state and federal superlien and environmental cleanup programs and laws, and U.S. Department of Transportation regulations.

“Event of Default” means, when used with respect to this Lease, the events specified in Section 10.1 of this Lease.

“Governing Body” means, as to the Issuer, the members of the Issuer acting as its board of directors.

“Government Obligations” means direct general obligations of the United States of America (including obligations issued or held in book‑entry form on the books of the Department of Treasury of the United States of America) or obligations the payment of the principal of and interest on which when due are fully and unconditionally guaranteed by the United States of America.

“Holder” means the Person in whose name a Bond is registered on the registration books of the Issuer.

“Issuer” means the Joint Development Authority of Brooks, Colquitt, Grady, Mitchell, and Thomas Counties.

“Issuer Documents” means this Lease, the Bond Purchase Loan Agreement, the Security Deed and the Satisfaction and Cancellation of Deed to Secure Debt, Assignment of Rents and Leases and Security Agreement and Assignment of Rights under Intergovernmental Contract and Assignment of Deed To Secure Debt, Assignment of Leases and Rents and Security Agreement and Termination of Intergovernmental Contract to be executed by the Issuer, as contemplated by the Bond Resolution.

“Lease” means this Amended and Restated Lease Agreement, as the same may be amended from time to time.

“Leased Equipment” means such items of equipment as shall be financed by the Bonds, owned by the Issuer and located at the Leased Land, and replacements thereof and substitutions therefor.

“Leased Improvements” means the buildings, structures, renovations and other improvements from time to time located on the Leased Land, and all Additions, Alterations, replacements and substitutions for any items of Leased Improvements.

“Leased Land” means the land described in Exhibit A attached hereto.

“Maturity Date” means, as to each Bond,  April 1, 2009.

“Maximum Principal Amount” means $3,200,000, being the combined maximum principal amount of both of the  Bonds and the maximum aggregate amount that may be drawn down by the Issuer under the Bond Purchase Loan Agreement.

“Net Proceeds” means, when used with respect to any proceeds of casualty insurance received with respect to any damage or destruction of the Project or any eminent domain award (or proceeds of sale in lieu of a taking by eminent domain) or with respect to any other recovery on a contractual claim or claim for damage to or for taking of the Project, or any part thereof, the gross proceeds from such insurance, eminent domain award, sale or recovery with respect to which that term is used remaining after payment of all costs and expenses (including attorneys’ fees and reimbursable expenses) incurred in the collection of such gross proceeds.

“Permitted Encumbrances” means: (i) all encumbrances on the Project on the date of delivery of the Bonds including any restrictive covenants applicable to the Leased Land (including any restrictions in the deed or deeds conveying the Leased Land to the Issuer), (ii) this Lease, (iii) the Security Deed, and (iv) mechanics’ and materialmen’s liens arising after the commencement of construction of additional renovations to the Project or the repair, replacement or renovations of the Leased Improvements, or any part thereof, provided that any such mechanics’ and materialmen’s liens shall be discharged by the Company prior to any foreclosure thereof.

“Permitted Entity” means a legal entity organized and existing under the laws of one or more states of the United States of America.

“Permitted Successor” mean any corporation, partnership, or limited liability company into which the Company may merge, any corporation, partnership, or limited liability company resulting from a consolidation to which the Company is a party or any corporation, partnership, or limited liability company to which the Company transfers substantially all of its assets and then, and also includes any Successor (as above defined, but substituting “Successor” for “Company”) of a Successor, provided that in each case such Permitted Successor shall be a Permitted Entity or the Issuer shall have consented to the assignment hereof or subleasing of the Project to such successor entity.

“Person” means a natural person, a public body and any form of business organization or other legal entity.

“Plans and Specifications” means the detailed plans and specifications, if any, for the renovation of the Leased Improvements, as shall be approved in writing by the Issuer and the Company, and any amendments thereto approved from time to time by the Issuer and the Company, copies of which are or will be on file with, or held by the Custodian and Company for inspection by the Holder.

“Pledged Security” means and includes: (a) the Project; (b) the rights of the Issuer in and under the Lease and any subsequent leases of the Project including the right to receive Basic Rent thereunder (except for the Unassigned Rights);  (c)  the Net Proceeds of casualty insurance received on account of damage to or destruction of the Project or any part thereof; (d) the Net Proceeds received on account of a taking of the Project, or any portion thereof, under power of eminent domain; (e) the Net Proceeds of any sale of the Project, or any portion thereof; (f) all other revenues of the Issuer from the Project or any part thereof;  (g) any amounts in the Project Fund and in the Debt Service Fund (subject to the rights of the Issuer and the Company to apply amounts in such funds as provided in the Issuer Documents); (h) accounts receivable arising out of the foregoing; and (i) the proceeds of the foregoing, all as to be more particularly described in the Security Deed.

“Principal Balance” means, as to any Bond as of any particular time: (i) the total amount drawn down by the Issuer under the Bond Purchase Loan Agreement with respect to such Bond, reduced by (ii) any principal amounts thereof which have theretofore been paid on such Bond.

“Principal Payment Date” means, as to any Bond, the date on which any principal thereof is due.

“Project” means the Leased  Land, the Leased Improvements and the Leased Equipment.

“Project Costs” means costs related to expansions and renovations of the Leased Improvement made and to be made by the Company which are to be reimbursed by the Bonds, costs of Leased Equipment and issuance costs of the Bonds.

“Project Fund” means the Project Fund created by the Bond Resolution.

“Purchaser” means American Banking Company d/b/a Ameris, located in Moultrie, Georgia.

“Redemption Date” or “redemption date” means, as to the Bond, any date on which such Bond is to be prepaid and redeemed, in whole or in part, as established by the notice of redemption relating thereto.

“Rent Commencement Date” means April 1, 2006.

“Security Deed” means a Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement, approved by the Bond Resolution, from the Issuer to the Purchaser, securing the Bonds.

“Series 2001 Bonds” means the Series 2001 Tax-Exempt Bond and the Series 2001 Taxable Bond.

“Series 2001 Taxable Bond” means the County Authority’s Industrial Development Revenue Bond (National Beef Project), Taxable Series 2001.

“Series 2001 Tax-Exempt Bond” means the County Authority’s Industrial Development Revenue Bond (National Beef Project), Tax-Exempt Series 2001.

“State” means the State of  Georgia.

“Taxable Bond” means the Issuer’s Taxable Industrial Development Revenue Bond (National Beef Project), Series 2006, and bonds issued in exchange therefor or in replacement thereof.

“Tax-Exempt Bond” means the Issuer’s Tax-Exempt Industrial Development Revenue Bond (National Beef Project), Series 2006, and bonds issued in exchange therefor or in replacement thereof.

“Term” means the Term of this Lease, as provided for in Section 5.1 hereof.

“Unassigned Rights” means all of the rights of the Issuer (i) to receive reimbursements and payments pursuant to Sections 5.3(b)(i), 6.6, 10.4 and 12.1 hereof, (ii) to receive notices under or pursuant to any provision of this Lease or the Bond Resolution (iii) certain consensual and enforcement rights pursuant to Sections 6.3, 6.4, 8.7 and 10.2 (as provided therein) hereof and (iv) to be indemnified as provided in Section 8.5 of this Lease.

Section 1.2.            Construction Of Certain Terms.  For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, the following rules of construction shall apply:

(1)        the use of the masculine, feminine, or neuter gender is for convenience only and shall be deemed and construed to include correlative words of the masculine, feminine, or neuter gender, as appropriate;
(2)       “this Lease” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more leases supplemental to this Lease and entered into pursuant to the applicable provisions hereof;
(3)       all references in this instrument to designated “Articles,” “Sections,” and other subdivisions are to the designated articles, sections, and other subdivisions of this instrument;
(4)       the words “herein, “hereof,” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular article, section, or other subdivision;
(5)        the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular; and

(6)        all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants, on and as of the date of this Lease.

Section 1.3.            Table of Contents; Titles and Headings.  The table of contents, the titles of the articles, and the headings of the sections of this Lease are solely for convenience of reference, are not a part of this Lease, and shall not be deemed to affect the meaning, construction, or effect of any of its provisions.

[End of Article I]

ARTICLE II
REPRESENTATIONS AND UNDERTAKINGS

Section 2.1.            Representations by the Issuer.  The Issuer makes the following representations and warranties as the basis for the undertakings on its part herein contained:

(a)                Creation and Authority.  The Issuer is a public body corporate and politic and a public corporation duly created and validly existing under the Act.  The Issuer has all requisite power and authority under the Act: (i) to own the Project and to lease the same to the Company, (ii) to issue the Bonds, and (iii) to enter into, perform its obligations under, and exercise its rights under the Issuer Documents.  The Issuer has found that the Project is a “project” within the meaning of the Act which will promote the public purposes set forth in the Act.

(b)               Pending Litigation.  There are no actions, suits, proceedings, inquiries, or investigations pending or, to the knowledge of the Issuer, after making due inquiry with respect thereto, threatened against or affecting the Issuer in any court or by or before any governmental authority or arbitration board or tribunal, which involve the possibility of materially and adversely affecting the transactions contemplated by the Issuer Documents or which, in any way, would adversely affect the validity or enforceability of the Issuer Documents, nor is the Issuer aware of any facts or circumstances presently existing which would form the basis for any such actions, suits, proceedings, inquiries, or investigations.

(c)                Transactions Shall be Legal and Authorized.  The execution and delivery by the Issuer of the Issuer Documents and the compliance by the Issuer with all of the provisions of each thereof (i) shall be within the purposes, powers, and authority of the Issuer, (ii) shall be done in full compliance with the provisions of the Act and shall have been approved by the Governing Body of the Issuer, and (iii) shall be duly executed and shall be legal and valid.

(d)               Governmental Consents.  Neither the nature of the Issuer nor any of its activities or properties, nor any relationship between the Issuer and any other Person, nor any circumstance in connection with the offer, issue, sale, or delivery of the Bonds is such as to require the consent, approval, permission, order, license, or authorization of, or the filing, registration, or qualification with, any governmental authority on the part of the Issuer in connection with the execution, delivery, and performance of this Lease.

(e)                No Defaults.  To the knowledge of the Issuer, after making due inquiry with respect thereto, no event has occurred and no condition exists which would constitute a breach of this Lease by the Issuer Documents or which, with the lapse of time or with the giving of notice or both, would become a breach of this Lease.  To the knowledge of the Issuer, after making due inquiry with respect thereto, the Issuer is not in default or violation in any material respect under the Act or under any charter instrument, bylaw, or other agreement or instrument to which it is a party or by which it may be bound.

(f)                 No Prior Pledge.  The Project shall not be mortgaged, pledged, or hypothecated by the Issuer in any manner or for any purpose or subject to any security interest by other than as shall be provided in the Security Deed.

(g)                Representations Relating to the Leased Land and Leased Improvements.  The zoning of the Leased Land permits the Leased Land and Leased Improvements to be used as meat processing facilities.  The Project is not subject to any other leases.  No proceedings for the taking of any portion of the Project by eminent domain have been served on the Issuer, and, to the best of the Issuer’s knowledge, no such proceedings have been file or are threatened.

Section 2.2.            Representations by the Company.  The Company makes the following representations and warranties as the basis for the undertakings on its part herein contained:

(a)                Organization and Power.  The Company is a limited liability company duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Delaware and has all requisite power and authority to lease the Project from the Issuer and to enter into, perform its obligations under, and exercise its rights under this Lease.

(b)               Pending Litigation.  There are no actions, suits, proceedings, inquiries, or investigations pending or, to the knowledge of the Company, after making due inquiry with respect thereto, threatened against or affecting the Company in any court or by or before any governmental authority or arbitration board or tribunal, which in the opinion of the Company involve the possibility of materially and adversely affecting the ability of the Company to perform its obligations under this Lease or the transactions contemplated by this Lease or which, in any way, in the opinion of the Company would adversely affect the validity or enforceability of this Lease or any agreement or instrument to which the Company is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby or thereby, nor is the Company aware of any facts or circumstances presently existing which would form the basis for any such actions, suits, proceedings, inquiries, or investigations.

(c)                Agreements Are Legal and Authorized.  This Lease, the consummation of the transactions herein contemplated, and the fulfillment of or the compliance with all of the provisions hereof (i) are within the power, legal right, and authority of the Company, (ii) have been duly authorized by all necessary and appropriate corporate action on the part of the Company, (iii) has been duly executed and delivered on the part of the Company, (iv) is legal and valid as to the Company, and (v) will not conflict with or constitute on the part of the Company a violation of or a breach of or a default under any charter instrument, bylaw, indenture, mortgage, deed to secure debt, pledge, note, lease, loan, or installment sale agreement, contract, or other agreement or instrument to which the Company is a party or by which the Company or its properties are otherwise subject or bound which would have a material adverse impact on the Company’s ability to perform its obligations hereunder, or any license, law, statute, rule, regulation, judgment, order, writ, injunction, decree, or demand of any court or governmental agency or body having jurisdiction over the Company or any of its activities or properties.

(d)               Governmental Consents.  No circumstances in connection with the execution, delivery, and performance by the Company of its obligations under this Lease or the Company’s participation in the offer, issue, sale, or delivery by the Issuer of the Bonds are such as to require the Company to obtain the consent, approval, permission, order, license, or authorization of, or the filing, registration, or qualification with, any governmental authority on the part of the Company in connection with the Company’s execution, delivery, and performance of this Lease, the consummation of any transaction herein contemplated, or the offer, issue, sale, or delivery of the Bonds, except as shall have been obtained or made and as are in full force and effect and except as are not presently obtainable.  To the knowledge of the Company, after making due inquiry with respect thereto, the Company will be able to obtain all such additional consents, approvals, permissions, orders, licenses, or authorizations of governmental authorities as may be required on or prior to the date the Company is legally required to obtain the same in connection with the performance of its obligations under this Lease.

(e)                No Defaults.  No event has occurred and no condition exists that would constitute an Event of Default (as such term is used in this Lease) or which, with the lapse of time or with the giving of notice or both, would become an Event of Default hereunder.

(f)                 Disclosure.  The representations of the Company contained in this Lease and any certificate, document, written statement, or other instrument furnished by or on behalf of the Company to the Issuer or Purchaser of the Bonds in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact.

(g)                Construction.  The Company shall be responsible for compliance with all county and city laws and codes pertaining to all construction work at the Project.

ARTICLE III
LEASING CLAUSE; SECURITY; TITLE

Section 3.1.            Lease of the Project.  The Issuer, as landlord, hereby grants to the Company, as tenant, a usufruct in the Project and the Company hereby leases from the Issuer, the Project at the rental set forth in Section 5.3 hereof and for the Term (as defined in Section 5.1 hereof), in accordance with the provisions of this Lease.

Section 3.2.            Security for Payments Under the Bonds.  As security for the payment of the Bonds, the Issuer shall execute and deliver to the Purchaser the Security Deed, in which the Issuer shall grant unto the Purchaser, its successors and assigns, legal title (as security) to the Project and shall assign unto the Purchaser, its successors and assigns, the other Pledged Security, as security for, among other things, the payment of the Bonds.  From and after the Completion Date, and except with respect to a breach by the Issuer of its covenant of quiet enjoyment contained in Section 5.2, below, the Company hereby agrees that its obligations to make all payments under this Lease shall be absolute and shall not be subject to any defense, except payment, or to any right of set off, counterclaim, or recoupment arising out of any breach by the Issuer of any obligation to the Company, whether hereunder or otherwise, or arising out of any indebtedness or liability at any time owing to the Company by the Issuer.  The Company further agrees that all payments of rent required to be made under this Lease to the Issuer (except as otherwise provided herein in the case of Additional Rent) shall, if requested by the Holder of the Bonds be paid directly by the Company to the Holder.

Section 3.3.            Warranties and Covenants of Authority as to Title.  The Issuer has title to the Leased Land and any existing Leased Improvements, and shall acquire title to any additions or improvements to the Leased Improvements that may be thereafter constructed or installed on the Leased Land.  The Issuer disclaims any interest in any trade fixtures or equipment installed at the Project that neither are paid for with proceeds of the Bonds nor constitute Additions, Alterations, replacements or substitutions therefor.  The Issuer warrants and covenants that, except for the lease of the Project and options herein granted to the Company, except for any mechanics and materialmen’s liens relating to the construction or installation of renovations of the Leased Improvements by the Company and except as provided in the Security Deed, the Issuer shall not otherwise encumber the Project or any part thereof.  The Issuer covenants to take all acts necessary to defend its title to the Project and will do no act to impair such title.

Section 3.4.            Warranties and Covenants of Company as to Title.  The Company will, as principal and not as agent of the Issuer, provide the additional renovation of the Leased Improvements and acquire and install the Leased Equipment and cause any mechanics’ and materialmen’s liens relating to the Project to be discharged and will take such further actions as are necessary to cause good and merchantable title to the Project to be vested in the Issuer (subject only to Permitted Encumbrances).  The Company further covenants to do no act that will impair the title of the Issuer to the Project.  Notwithstanding the foregoing, the Company may, contest in good faith any such mechanics’ and materialmen’s liens relating to the Project, provided that it posts bond or takes such other action as may be required to prevent title to the Project from being lost. In the case of liens relating to Project Costs that constitute Project Costs attributable to the Company’s fault, negligence, or directed change orders, the cost on contesting such liens shall be paid by the Company.  In the case of liens relating to Project Costs that constitute Project Costs, but which are not attributable to the Company’s fault, negligence or directed change order, then, the same shall be paid by the Issuer.

[End of Article III]

ARTICLE IV
CONSTRUCTION OF THE LEASED IMPROVEMENTS;
ISSUANCE OF THE BONDS; FUNDS

Section 4.1.            Agreement to Construct the Project.  As soon as reasonably possible following the execution of the this Lease, the Company as principal and not as agent for the Issuer, will complete the construction of the additional renovations to the Leased Improvements and acquire and install the Leased Equipment.

Section 4.2.            Funding of Project Costs.  On the date the Bonds are issued, an amount of the Bond proceeds shall be drawn down under the Bond Purchase Loan Agreement with respect to each of the Bonds in amounts agreed to by the Issue and the Company and in compliance with the terms of the Bond Purchase Loan Agreement.  Additional proceeds of the Bonds shall be drawn down from time to time thereafter, by  the Issuer, pursuant to Advance Requests under the Bond Purchase Loan Agreement, and shall be either paid to the Company to reimburse it for Project Costs that it has paid or paid to third party payees in payment of Project Costs.

Section 4.3.            Use of Bond Proceeds.  Bond Proceeds shall be used only to pay, or to reimburse, Project Costs.

Section 4.4.            Disbursements from the Bond Proceeds.  The Issuer hereby authorizes and directs the Company to act as its agent for the purpose of requesting Advances from the Purchaser to pay or reimburse Project Costs.  The Company shall submit to the Purchaser Advance Requests in the form attached to the Bond Purchase Loan Agreement pertaining to the payment or reimbursement of Project Costs.  Each Advance Request shall be signed by an Authorized Company Representative, as agent for the Issuer, and shall be accompanied by any supporting documentation required by the Purchaser. The Company, when requesting Advances on behalf of the Issuer, may request the Purchaser to make reimbursement payments for Project Costs to (i) suppliers, contractors, subcontractors, laborers, materialmen, or persons furnishing labor, services, or materials used or to be used in connection with the Project, (ii) to the Company or any Affiliate of the Company to reimburse it for Project Costs, or (iii) to any combination of the foregoing. Each payment shall be made in lawful money of the United States by check, wire transfer or by interbank or intrabank transfer of funds, as directed by the Authorized Company Representative in such particular Advance Request.  The Custodian may act in reliance upon any instrument or signature reasonably believed by it to be genuine and authorized.

Section 4.5.            Obligation of the Parties to Cooperate in Furnishing Documents; Reliance of the Custodian.  The Issuer agrees to cooperate with the Company in furnishing to the Purchaser the documents referred to in this Article that are required to effect disbursements from the Project Fund.

Section 4.6.            Establishment of Completion Date.  When the Project has been substantially completed, such substantial completion shall be evidenced to the Issuer, to the Custodian and to the Holder by a certificate of signed by the Authorized Company Representative and stating (1) that the renovation of the Leased Improvements has been substantially completed (2) all of the Leased Equipment has been acquired and installed at the Leased Land and (3) all Project Costs have been paid except for amounts which either are (i) not yet due and payable or (ii) are being contested (the estimated amount of such not yet due or contested amounts being set forth in the certificate).

Section 4.7.            Company Required to Pay the Company’s Project Costs.  The Issuer does not make any warranty, either express or implied, that the Bond proceeds will be sufficient to pay all of the Project Costs. The Company agrees that the Company shall pay, from its own funds, any Project Costs in excess of the Project Costs to be paid with Bond proceeds, and that it shall not be entitled to any reimbursement therefor from the Issuer or from the Holder, nor shall it be entitled to any diminution of the amounts payable under Section 5.3 hereof.

Section 4.8.            Authorized Company and Authority Representatives and Successors.  The Company and the Issuer, respectively, shall designate in the manner prescribed in Section 1.1 hereof, the Authorized Company Representative(s) and the Authorized Issuer Representative(s).  In the event that any person so designated should become unavailable or unable to take any action or make any certificate provided for or required in this Lease, a successor or additional Authorized Company Representative or Authorized Issuer Representative shall be appointed in the manner prescribed in Section 1.1 hereof.

Section 4.9.            Enforcement of Remedies Against Contractors, Subcontractors, Suppliers, Fabricators and Their Sureties.  The Issuer agrees that the Company may, from time to time, in its own name, or in the name of the Issuer, take such action as may be necessary or advisable, as determined by the Company, against such contractors, subcontractors, suppliers, fabricators and their sureties, to insure the proper construction of the Leased Improvements.  The Company agrees that any such action taken by it pursuant to this Section shall be at its own expense, and without cost to the Issuer.

[End of Article IV]

ARTICLE V
EFFECTIVE DATE OF THIS LEASE; DURATION OF LEASE TERM;
RENTAL PROVISIONS; NATURE OF OBLIGATIONS OF COMPANY

Section 5.1.            Effective Date of this Lease; Duration of Lease Term.  This Lease, as amended and restated, shall become effective upon its delivery and shall expire at 12:01 a.m., City of Moultrie, Georgia, time, on October 1, 2009, unless this Lease is earlier terminated as herein provided.

Section 5.2.             Delivery and Acceptance of Possession; Quiet Enjoyment.  The Company shall, commencing with the date of delivery of this Lease, have possession, custody and control of the Project as it exists on such date and the Company hereby accepts such possession, custody and control.  The Issuer agrees that, subject to Permitted Encumbrances, so long as the Company shall fully and punctually pay all of the rents and other amounts provided to be paid hereunder by the Company and shall fully and punctually perform all of its other covenants and agreements hereunder, the Company shall peaceably and quietly have, hold, and enjoy the Project during the Term, and the Issuer warrants and covenants, subject to Permitted Encumbrances, that it will defend the Company in such peaceable and quiet possession of the Project. The Issuer covenants and agrees that, subject to Permitted Encumbrances, it shall not take any action, other than pursuant to Article X of this Lease, or the other express provisions of this Lease, to prevent the Company from having quiet and peaceable possession and enjoyment of the Project during the Term.

Section 5.3.            Rents and Other Amounts Payable.

(a)         Basic Rent: Basic Rent of $175,000 shall be paid on April 1, 2006.  Basic Rent of $729,045 shall be paid on April 1, 2007, 2008 and 2009, and Basic Rent of  $729,045 shall be paid on October 1, 2006, 2007 and 2008.

(b)         Additional Rent:

(i)               Payable to Issuer.  The Company agrees that, during the Term, it shall pay directly to the Issuer, as Additional Rent, (I) an amount sufficient to reimburse the Issuer for all expenses, advances or liabilities incurred by the Issuer as a result of the failure of the Company to comply with the terms of this Lease, including, but not limited to, the reasonable fees and expenses of counsel for the Issuer and (II) any amounts that are subject to payment or indemnification by the Company to the Issuer under Sections 5.3(b)(i), 6.6, 8.5 or 10.4 hereof. All payments of Additional Rent described in this paragraph shall be billed to the Company by the Issuer from time to time, together with reasonable supporting documentation thereof.  Amounts so billed shall be paid by the Company within thirty (30) days after receipt of the bill by the Company; the right of the Issuer to payments under this paragraph is one of the Unassigned Rights.  In the event the Company shall fail to make any of the payments required in this Section 5.3(b)(i), the unpaid amount shall continue as an obligation of the Company until fully paid, and shall accrue interest from such thirtieth day at the lesser of: (i) the Default Interest Rate calculated on the basis of a 365/366 day year and actual number of days elapsed or (ii) the maximum rate allowed by law.

(ii)              Payable to Holder.  The Company agrees that, during the Term, it shall pay directly to any Holder, as Additional Rent, an amount sufficient to reimburse such Holder for all expenses, advances or liabilities incurred by such Holder, including, but not limited to, the reasonable fees and expenses of counsel for such Holder, as a result of the failure of the Company to comply with the terms of this Lease and any amounts that are subject to payment or indemnification by the Company to such Holder under Sections 5.3(b)(ii), 6.6, 8.5 or 10.4 hereof. All payments of Additional Rent described in this paragraph shall be billed to the Company by such Holder from time to time, together with reasonable supporting documentation thereof.  Amounts so billed shall be paid by the Company within thirty (30) days after receipt of the bill by the Company.  In the event the Company shall fail to make any of the payments required in this Section 5.3(b)(ii), the unpaid amount shall continue as an obligation of the Company until fully paid, and shall accrue interest from such thirtieth day at the lesser of: (i) the Default Interest Rate calculated on the basis of a 365/366 day year and actual number of days elapsed or (ii) the maximum rate allowed by law.

Section 5.4.            Place of Rental Payments.  The Basic Rent provided for in Section 5.3(a)  and Additional Rent provided for in Section 5.3(b)(i) and any interest on late payments thereof shall be payable directly to the Issuer, provided that if so directed in writing by the Issuer, the Company shall pay part or all of the Basic Rent to the Holder for the account of the Issuer.    All payments shall be paid in lawful money of the United States of America in funds that are immediately available on the due date of such payment.

Section 5.5.            Nature of Obligations of Company Hereunder.  The obligations of the Company to make the payments required in Section 5.3 hereof and other sections hereof and to perform and observe any and all of the other covenants and agreements on its part contained herein shall be a general obligation of the Company and shall, from and after the Completion Date, and except with respect to a breach by the Issuer of its covenant of quiet enjoyment contained in Section 5.2, above, be absolute and unconditional irrespective of any defense or any rights of set off, recoupment, or counterclaim, except payment, it may otherwise have against the Issuer or any Holder.  The Company agrees that it shall, from and after the Completion Date, and except with respect to a breach by the Issuer of its covenant of quiet enjoyment contained in Section 5.2, above, not (i) suspend, abate, reduce, abrogate, diminish, postpone, modify, or discontinue any payments provided for in Section 5.3 hereof, (ii) fail to observe any of its other agreements contained in this Lease, or (iii) terminate its obligations under this Lease for any contingency, act of God, event, or cause whatsoever, including, without limiting the generality of the foregoing, failure of the Company to occupy or to use the Project as contemplated in this Lease or otherwise, any change or delay in the time of availability of the Project, any acts or circumstances which may impair or preclude the use or possession of the Project, any defect in the title, design, operation, merchantability, fitness, or condition of the Project or in the suitability of the Project for the Company’s purposes or needs, failure of consideration, any declaration or finding that a Bond is unenforceable or invalid, the invalidity of any provision of this Lease, any acts or circumstances that may constitute an eviction or constructive eviction, destruction of or damage to the Project, the taking by eminent domain of title to or the use of all or any part of the Project, failure of the Issuer’s title to the Project or any part thereof, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either thereof or in the rules or regulations of any governmental authority, or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability, or obligation arising out of or connected with this Lease.  The preceding sentence is not intended to impair, and shall not impair, the Company’s rights under Sections 6.5, 6.7 and 7.1, below, in the event of damage, destruction or condemnation of the Project.

Nothing contained in this Section shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained.  In the event the Issuer should fail to perform any such agreement on its part, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance so long as such action does not abrogate the Company’s obligations hereunder.  The Issuer hereby agrees that it shall not take or omit to take any action that would cause this Lease to be terminated, except pursuant to an express right contained herein.

The Company may, however, at its own cost and expense and in its own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy, and use hereunder, and in such event the Issuer hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Issuer in any such action or proceeding if the Company shall so request.

[End of Article V]

ARTICLE VI
MAINTENANCE, TAXES, INSURANCE AND EMINENT DOMAIN

Section 6.1.            Maintenance of Project.   The Company shall not  commit or suffer any waste to the Project or do or suffer to be done anything which would increase the risk of casualty to the Project or which would result in the cancellation of any insurance policy carried with respect to the Project.  The Company, at the expense of the Company, during the Term shall (i) keep the Project in as reasonably safe condition as its operations shall permit and (ii) keep the Leased Improvements in reasonably good repair and operating condition, making from time to time, subject to the provisions of Section 6.2 hereof, all necessary and proper repairs thereto and renewals and replacements thereof, including external and structural repairs, renewals, and replacements.  Subject to the provisions of Article VIII hereof, the Company, at its own expense, may from time to time make any Additions or Alterations and any modifications, upgrades, replacements and substitutions to the Leased Improvements that it may deem desirable for its purposes, subject to obtaining the Issuer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Subject to the provisions of Section 9.7 hereof, Additions or Alterations and any modifications, upgrades, replacements and substitutions to the Leased Improvements so made by the Company shall be located on the Leased Land and shall become a part of the Project.  The Company shall not do or permit others under its control to do any work in or about the Project or related to any repair, rebuilding, restoration, replacement, alteration of, or addition to the Leased Improvements, or any part thereof, unless all requisite municipal and other governmental permits and authorizations shall have first been procured and paid for.  All such work shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, governmental regulations, and requirements.  Notwithstanding the foregoing, in the event the Project, or any part thereof, is damaged or destroyed by casualty, the Company’s obligations to repair or replace the Project, or portion thereof so damaged or destroyed, shall be governed exclusively by Section 7.1 hereof.

Section 6.2.            Removal of Building Fixtures.  The Issuer shall not be under any obligation to replace any inadequate, obsolete, worn out, unsuitable, undesirable, or unnecessary building fixtures.  The Company shall not be under any obligation to replace any inadequate, obsolete, worn out, unsuitable, undesirable, or unnecessary building fixtures, unless the replacement thereof is necessary, in the judgment of the Company for the proper operation of the Project or is necessary, in the judgment of the Issuer or the Holder to preserve the value of the Project.  Subject to the foregoing exceptions, if no Event of Default under this Lease shall have happened and be continuing, in any instance where the Company in its discretion determines that any building fixture or part thereof has become inadequate, obsolete, worn out, unsuitable, undesirable, or unnecessary, the Company, following the giving of not less than thirty (30) days notice to the Issuer and to the Holder of its intention to do so, may remove, at its own expense, such building fixture or part thereof from the Leased Improvements and sell, trade in, exchange, scrap or otherwise dispose of the same without any responsibility or accountability to the Issuer or any Holder.  The removal from the Leased Improvements of any building fixture or part thereof pursuant to the provisions of this Section shall not entitle the Company to any abatement or diminution of the rental payments payable under Section 5.3 hereof.  If any building fixture or part thereof is to be sold or traded in, rather than abandoned and discarded, then, at the written request of the Company, the Issuer shall execute such instruments as shall be required to convey title thereto to the purchaser or to the person accepting the same as a trade in and the Holder shall release the lien and security interest of the Security Deed therein.  This Section 6.2 shall be in addition to the Company’s rights under Section 9.7, below, to remove its own trade fixtures, machinery, equipment, furnishings, and other personal property from the Project.

Section 6.3.            Taxes, Other Governmental Charges, and Utility Charges.  The Company, at the expense of the Company, shall, throughout the Term, duly pay and discharge, as the same become due and payable, (i) all taxes and governmental charges of any kind whatsoever that may (on account of a change in law or otherwise) at any time be lawfully assessed or levied against or with respect to the interests of the Issuer, of the Company and of the Holder in the Project, (ii) any sales or rent taxes levied upon or with respect to the lease revenues and receipts of the Issuer from the Project which, if not paid, will become a lien on the Project or a charge on the revenues and receipts therefrom prior to or on a parity with the charge, pledge, and assignment thereof created and made in the Bond Resolution and in the Security Deed, (iii) all utility and other charges incurred in the operation, maintenance, use, occupancy, and upkeep of the Project, and (iv) other levies, permit fees, inspection and license fees and all other charges imposed upon or assessed against the Project or any part thereof or upon the revenues, rents, issues, and income of the Project or arising in respect of the occupancy, uses or possession thereof.  Both the Issuer and the Holder shall be entitled to enforce the provisions of this Section, and the Issuer’s right to enforce the same is one of the Unassigned Rights.

Under current law, the Issuer is exempt from ad valorem property tax on its property.  In 2006, 2007 and 2008, the Company shall pay payments in lieu of taxes on its leasehold interest which is equal to the taxes which would be levied against the Project if the Company, rather than the Issuer, were the owner of the Project on January 1 of such year.  For purposes of calculating the payments in lieu of taxes (i) the fair market value of the Project shall be determined using the valuation procedures ordinarily employed in the County for purposes of ad valorem property taxation, (ii) the fair market value shall be multiplied by the assessment percentage (40%), (iii) the resulting "assessed value" shall be multiplied by the respective millage rates of the state, county, city and local taxing authorities to determine the "gross normal tax" applicable to each such governmental entity and (iv) and the "gross normal tax" applicable to each such governmental entity shall be multiplied by the applicable payment percentage for the year for which such calculation is made to determine the payment in lieu of taxes payable in such year to each such governmental entity. In any year in which a payment in lieu of taxes is due hereunder, the Company shall, on or before the date actual ad valorem taxes would normally be due, deliver to the Issuer, checks payable to the respective tax collectors for such state, county, city, and local taxing authorities for the amount payable in such year to each such governmental entity for which such tax collectors collect taxes.  Receipt of such checks shall be noted by the Issuer on its records and the Issuer shall then forward the respective checks to the respective tax collectors that are the payees thereof.  The Issuer shall have no economic interest in such payments of taxes, but shall serve a collector thereof for the benefit of such governmental entities. Should the Company fail to make payments of taxes required by this Section at the times and in the manner provided for in this Section, the Company shall be obligated to pay to the respective governmental entities, in addition to such payment of taxes, any additional penalties and interest that may be assessed against the Company.

Section 6.4.            Insurance Required.

(a)         The Company, at the expense of the Company, throughout the Term, shall carry the following insurance:

(i)               hazard and casualty insurance on the Leased Improvements, in amounts (taking into account a deductible of not more than $5,000,000 per occurrence) not less than the lesser of (A) an amount not less than 100% of replacement cost of the Project or (B) full insurable value of the Project; all hazard, casualty, and flood insurance policies obtained by the Company as required by this Section 6.4(a)(i) shall be endorsed to name the Issuer, as owner, and the Holder as a secured party, with loss payable to jointly to the Issuer and the Holder, without contribution, under a standard mortgagee clause (the deductible amount specified above may be increased with the written consent of the Issuer and the Holder); and

(ii)              general liability insurance, in amounts of $1,000,000 per occurrence and $2,000,000 in aggregate, and fire damage for any one fire of $500,000, subject to deductibles per occurrence not to exceed $500,000; such policy or policies shall name the Issuer and the Holder as additional insureds (the deductible amount specified above may be increased with the written consent of the Issuer and the Holder); and

(iii)            workers’ compensation insurance as required by law relating to the Company’s employees working at the Project.

The Company further agrees that it will use its best efforts to cause any general contractor involved in the construction activities at the Leased Land to maintain general liability insurance in an amount not less than that required to be maintained under this Section, and shall cause the Issuer, the Company and the Holder to be named as additional insureds under such insurance.  The Company shall also use its best efforts to cause the general contractor to maintain worker’s compensation insurance as required by law.  In addition, if the above-mentioned general liability insurance does not cover the Issuer, the Company and the Holder as to the subject matter of such worker’s compensation insurance, then the Company shall either provide, or use its best efforts to cause the general contractor to provide, other insurance covering the Issuer, the Company and the Holder with respect to such subject matter. Each party hereto shall, if possible, obtain a waiver from any insurance carrier with which it carries insurance covering the demised premises or the contents thereof, releasing subrogation rights against the other party.

(b)               All such insurance policies and endorsements required by this Section 6.4 shall be fully paid for (including periodic premium payments) and contain such provisions and expiration dates and be in such form and issued by insurance companies licensed to do business in the State of Georgia.  In lieu of separate policies, the Company may maintain one or more blanket policies of insurance having the coverage required by Section 6.4(a) hereof.  Without limiting the foregoing, each policy shall provide that no act or thing done by the Company shall invalidate the policy as against the Issuer and the Holder and the Company shall provide the Issuer and the Holder with a certificate of the insurer that provides that such insurance may not be canceled or materially changed by the insurer without at least thirty (30) days’ prior written notice to the Company, the Issuer, and the Holder.

(c)                A certificate or certificates of the insurers relating to the insurance referred to in Section 6.4(a), above showing that such insurance is in force and effect shall be deposited with the Issuer , and prior to the expiration of any such policy the Company shall furnish the Issuer with a certificate of insurance reasonably satisfactory to the Issuer showing that the policy has been renewed or replaced.  At the written request of the Issuer , the Company shall deliver to the Issuer receipts evidencing the payment for all such insurance policies and renewals and replacements.

(d)               The Issuer, by the Security Deed, shall assign its interest in the casualty insurance, described above, to the Holder, together with all unearned premiums as further security for the Bond.

(e)                The Issuer and the Holder shall each be entitled to enforce the provisions of this Article, and the Issuer’s right to enforce this Article shall be one of the Unassigned Rights.

Section 6.5.            Application of Net Proceeds of Insurance.  The Net Proceeds of the insurance carried pursuant to the provisions of Sections 6.4(a)(ii) and (iii) and similar insurance carried by any contractor shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds have been paid.  The Net Proceeds of insurance carried pursuant to Section 6.4(a)(i) shall be transferred to the Custodian and deposited in the Project Fund to be applied as provided in Article VII hereof.

Section 6.6.            Advances by the Issuer or the Holder.  If the Company shall fail to do any act or pay any taxes, assessments, charges or insurance premiums required by this Article, the Issuer or any Holder may (but shall be under no obligation to), after notifying the Company of its intention to do so, do any such act or pay any such taxes, assessments, charges or premiums required by this Article, and all amounts so advanced therefor by the Issuer or any Holder shall become an additional obligation of the Company to the one making the advancement, which amounts shall constitute Additional Rent which shall be payable, with interest as provided in Section 5.3(b).  Any remedy herein vested in the Issuer for the collection of rent shall also be available to each Holder for the collection of any Additional Rent payable to such Holder on account thereof.

Section 6.7.             Eminent Domain.  If the Issuer or the Company obtains knowledge of the institution or threat of institution of any proceedings for the taking of the Project or any portion thereof by exercise of the power of eminent domain, it shall immediately notify the other party hereto and the Holder of the pendency of such proceedings.  The Issuer, the Company and the Holder may participate in any such proceedings and the Issuer from time to time shall deliver to the Company and the Holder all instruments requested by it to permit such participation.  The Issuer shall not settle any eminent domain proceeding relating to the Project or any part thereof or sell the Project or any part thereof under threat of eminent domain without the prior written consent of the Company and the Holder.  The Net Proceeds of any eminent domain award or any sale in lieu of a taking by eminent domain shall be transferred to the Custodian and deposited in the Project Fund to be applied as provided in Article VII hereof.

[End of Article VI]

ARTICLE VII
DAMAGE, DESTRUCTION, AND CONDEMNATION

Section 7.1.            Repair, Restoration or Replacement.  If any portion of the Project is damaged, destroyed or taken by eminent domain (or is sold under threat of eminent domain), the Net Proceeds shall, upon receipt, be deposited in the Project Fund which shall be held by the Custodian and used for the repair, restoration or replacement of the Project.  If such Net Proceeds are not sufficient to repair or replace the Project, so that the Project as repaired, restored or replaced shall be at least equal in value and general utility as it was prior to the damage or destruction or taking, then the Company shall provide such additional funds as are needed to repair, restore or replace the Project.

If it becomes necessary to repair, restore or replace the Project, the Company shall promptly proceed to do so and shall prosecute its repair, restoration and replacement activities with due diligence.  Amounts held in the Project Fund shall be disbursed to pay costs for such repair, restoration or replacement substantially in the manner provided for herein for the disbursement of Bond Proceeds.  Under no circumstance shall damage or destruction of the Project or restoration or repair thereof be deemed to extend the Maturity Date of the Bonds or the dates on which payments of interest and/or principal specified in the Bonds are due or relieve the Company of its obligations to make scheduled periodic payments of Basic Rent.  Upon completion of the work and payment in full therefor, the Custodian shall apply any amount remaining in the Project Fund first to reimburse the Company, for deposits it has made to the Project Fund for such purposes, and as provided in the Security Deed and any remaining amount shall be paid to the Issuer.

[End of Article VII]

ARTICLE VIII
ADDITIONAL COVENANTS; ADDITIONAL BONDS

Section 8.1.            No Warranty of Condition or Suitability by the Issuer.  THE ISSUER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, CONDITION, OR WORKMANSHIP OF ANY PART OF THE PROJECT OR THAT THE SAME WILL BE SUITABLE FOR THE COMPANY’S PURPOSES OR NEEDS.

Section 8.2.             Access to Project and Records.  The Issuer and the Holder and their respective duly authorized representatives and agents, shall have the right, upon reasonable prior notice, but subject to any reasonable restriction imposed by the Company for the protection of its patents, trademarks, trade secrets, and other confidential proprietary information, to enter the industrial plant located on the Leased Land at all reasonable times during the Term for the purpose of (i) examining and inspecting the Project and (ii) performing such work in and about the Project made necessary by reason of an Event of Default.  The Issuer and the Holder shall also have the right at all reasonable times to examine, photocopy and make extracts from the books and records of the Company, insofar as such books and records relate to the repair and maintenance of the Project or insofar as necessary to ascertain compliance with this Lease.

Section 8.3.             Company to Maintain its Existence and Qualification; Conditions Under Which Exceptions Permitted.  The Company agrees that while this Lease is in effect it shall maintain its legal existence and good standing as a limited liability company in the state of its domicile and shall before conducting business and thereafter maintain its qualification to do business and good standing in the State, shall not without the prior written consent of the Issuer and the Holder, which consent shall not be unreasonably withheld or delayed, consolidate with or merge into another Person or permit one or more other Persons to consolidate with or merge into it, and shall not dissolve or otherwise dispose of all or substantially all of its assets.  The Company may, without violating the agreement contained in this Section, consolidate with or merge into a Permitted Entity, or permit one or more such other legal entities to consolidate with or merge into it, or the Company may sell or otherwise transfer to another Permitted Entity all or substantially all of its assets as an entirety and thereafter dissolve, provided the surviving, resulting, or transferee Permitted Entity (i) is authorized to do business in the State, (ii) assumes in writing all of the obligations of the Company under this Lease, (iii) obtains all licenses and permits required by law to operate the Project and (iv) has a net worth of not less than that of the Company immediately prior to such merger, consolidation of transfer of assets.  In calculating such net worth, indebtedness that is subordinated to the Company’s obligations under this Lease shall be deemed to be “equity,” rather than indebtedness.

Section 8.4.             Operation of the Project and Tax Covenants.  The Company shall operate the Project as a meat processing plant throughout the Term and, except in accordance with its normal business practices (for a period not exceeding 30 consecutive days, or for more than 60 days per year), shall not suspend such operation except for reasons beyond the control of the Company.   The representations and covenants of the parties contained in the Issuer’s Tax Compliance Certificate and in the Company’s Tax Compliance Certificate  which are delivered at the closing of the issuance of the Bonds are incorporated herein by reference.

Section 8.5.     Indemnity.

(a)        The Company shall and agrees to indemnify and save the Issuer, the Holder and their respective officials, directors, officers, members, and employees harmless against and from all claims by or on behalf of any Person arising from or relating to (i) any condition of or operation of the Project, (ii) any act or negligence of the Company or of any of its agents, contractors, servants, employees, or licensees, (iii) any act or negligence of any assignee or sublessee of the Company or of any agents, contractors, servants, employees, or licensees of any assignee or sublessee of the Company, or (iv) any violation of the federal or State securities laws by the Company.  However, with respect to matters referred to in the preceding clauses (i), (ii), (iii) or (iv), this indemnity shall not apply, as to the Issuer, to any acts of gross negligence or willful misconduct or intentional misconduct of the Issuer and, as to the Holder, to any acts of gross negligence or willful misconduct or intentional misconduct of the of the Holder, or in the case of matters referred to in clause (iv) this indemnity shall not apply to the Holder if such Holder has acquired a Bond other than in a bona fide private placement and has failed to perform a thorough due diligence investigation in connection therewith.  The Company shall indemnify and save the Issuer and the Holder (and the other persons and entities referred to above, as appropriate) harmless from and against all costs and expenses incurred in connection with any such claim or in connection with any action or proceeding brought thereon, including reasonable attorneys’ fees actually incurred, and upon notice from the Issuer or from the Holder, as applicable, the Company shall defend it (and the other persons and entities referred to above, as appropriate) in any such action or proceeding.  The indemnities set forth above specifically extend to, but are in no way limited to, governmental or other claims relating to any actual or alleged violation of any Environmental Laws, provided, that such indemnity shall not extend to any actual or alleged violation of any Environmental Laws, which violation exclusively relates to the Leased Land and exclusively relates to a cause or condition occurring or existing prior to the delivery of this Lease.

(b)        With respect to the indemnity contained in the preceding subparagraph (a), if any proceeding before any court, governmental body or arbitrator is brought against an indemnified party, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate) to assume the defense of such proceeding with counsel satisfactory to the indemnified party, acting reasonably. If the indemnifying party assumes the defense of a proceeding, the indemnifying party without the indemnified party’s consent, which consent shall not be unreasonably withheld, may effect no compromise or settlement of such claims on behalf of the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Lease, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent.

(c)        Nothing contained in this Section 8.5 shall require the Company to indemnify any indemnified Person for any claim or liability for which the Company was not given any opportunity to contest or for any settlement of any such action effected without the Company’s consent (assuming such rights are available and have not been waived in writing by the Company).  The indemnity of the indemnified Persons contained in this Section 8.5 shall survive the termination of this Lease.

(d)          Anything in the Lease to the contrary notwithstanding, it is agreed that each party (the “Releasing Party”) hereby releases the other party (the “Released Party”) from any liability or responsibility (to the Releasing Party or anyone claiming through or under the Releasing Party by way of subrogation or otherwise) which the Released Party would, but for this Section 8.5 have had to the Releasing Party during the Term of this Lease resulting from the occurrence of any accident or occurrence or casualty (i) which is or would be covered by a fire and extended coverage policy (with a vandalism and malicious mischief endorsement attached) or by sprinkler leakage, boiler and machinery or water damage policy in the State of Georgia (irrespective of whether such coverage is being carried by the Releasing Party), or (ii) covered by any other casualty or property damages insurance being carried by the Releasing Party at the time of such occurrence, even if such casualty resulted in whole or in part from any act or neglect of the Released Party, its partners, officers, agents or employees; provided, however, that the releases herein contained shall not apply to any loss or damage occasioned by the willful, wanton or premeditated action or omission of the Released Party.  Each party hereto shall, if possible, obtain a waiver from any insurance carrier with which it carries insurance covering the demised premises or the contents thereof, releasing subrogation rights against the other party.

(e)        The Issuer and the Holder shall each be entitled to enforce its right to indemnification under this Section, and the Issuer’s right to indemnification hereunder shall be one of the Unassigned Rights.

Section 8.6.     Licenses and Permits.  The Company shall do all things necessary to obtain, maintain, and renew, from time to time, as necessary, all permits, licenses, franchises, and other governmental approvals necessary for the operation of the Project and obtainable by the Company, the lack of which would have a material adverse affect upon the Company’s ability to meet its obligations under this Lease.  The Company hereby agrees to give prompt notice to the Issuer and the Holder of the loss of any permit, license, franchise, or other governmental approval, which notice shall set forth the reasons for such loss.

Section 8.7.     Compliance with Laws.  The Company warrants that throughout the Term it shall, at its own expense, maintain the Project in compliance with all applicable life and safety codes and all applicable building and zoning, health, environmental, and safety ordinances and laws, including the Occupational Health and Safety Act, the Americans With Disabilities Act of 1990, and all applicable Environmental Laws (provided, that such warranty shall not extend to any actual or alleged violation of any Environmental Laws, which violation exclusively relates to the Leased Land and exclusively relates to a cause or condition occurring or existing prior to the commencement of work on the Leased Land for purposes of the Project), and all other applicable laws, ordinances, rules, and regulations of the United States of America, the State, and any political subdivision or agency thereof having jurisdiction over the Project and which relate to the operations of the Project, any violation of which would have a material adverse affect on the Company’s ability to fully perform its obligations under this Lease.  The Company shall not, in its use or operation of the Project, discriminate or permit discrimination on the basis of race, sex, color or national origin in any manner prohibited by local state or federal laws, rules, orders or regulations.

If the Company shall first notify the Issuer and the Holder of its intention to do so, the Company may, at its own expense and in its own name and behalf or in the name and on behalf of the Issuer and in good faith, contest any allegation that it has not complied with the laws described in this Section 8.7 and, in the event of any such contest, the provisions of this Section 8.7 shall not apply to any such alleged violations of law during the period of such contest and any appeal therefrom.  The Issuer shall, at the expense of the Company, cooperate fully with the Company in any such contest.

The Issuer and the Holder shall each be entitled to enforce the provisions of this Section, and the Issuer’s right to enforce this Section shall be one of the Unassigned Rights.

Section 8.8.     Granting of Easements.  The Issuer, at the written request of the Company, subject to the approval of the Holder, shall at any time or times grant easements, licenses, rights of way (including the dedication of public highways), and other rights or privileges in the nature of easements with respect to the Leased Land, or the Issuer, at the written request of the Company, shall release existing easements, licenses, rights of way, and other rights or privileges with or without consideration, and the Issuer agrees that it shall execute and deliver any instrument necessary or appropriate to confirm and grant or release any such easement, license, right of way, or other right or privilege upon receipt of (i) a copy of the instrument of grant or release, (ii) a written application signed by the Authorized Company Representative requesting such instrument, and (iii) a certificate executed by the Authorized Company Representative stating that such grant or release will not impair the effective use or interfere with the operation of the Project.  Any money consideration received in connection with the granting or release of an easement pursuant to this Section 8.8 shall be used, at the election of the Company, to acquire additional property for the Project or to retire principal of the Bonds.  No grant or release effected under the provisions of this Section shall entitle the Company to any abatement or diminution of the rents payable under Section 5.3 hereof.

[End of Article VIII]

ARTICLE IX
ASSIGNMENT, SUBLEASING, ENCUMBERING, AND SELLING; REDEMPTION;
RENT PREPAYMENTS AND ABATEMENT; INSTALLATION OF
COMPANY’S OWN MACHINERY AND EQUIPMENT

Section 9.1.            Assignment and Subleasing.  The Company may not assign this Lease or sublease the Project, as a whole or in part, without obtaining the prior written consent of the Issuer and the Holder, which consent shall not unreasonably be withheld, conditioned or delayed.  Notwithstanding the foregoing, the Company may assign of its interest in this Lease to a Permitted Entity if the requirements set forth in Section 8.3 pertaining to a “surviving, resulting or transferee Person” have been fulfilled.  Any such consolidation, merger or transfer of substantially all of the assets of the Company as provided in Section 8.3 hereof, and any assignment, delegation or sublease authorized in Section 8.3 hereof or above in this Section 9.1, or otherwise consented to by the Issuer, shall be subject to each of the following conditions:

(i)               No assignment (other than pursuant to Section 8.3 hereof in a transaction in which the Company ceases to exist) or sublease shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment or sublease, the Company shall continue to remain primarily liable for payment of the rents specified in Section 5.3 hereof and for the payment, performance, and observance of the other obligations and agreements on its part herein provided to be performed and observed by it, unless the Issuer and the Holder of the Bonds consent in writing to such release.

(ii)              The assignee or sublessee shall assume in writing the obligations of the Company hereunder to the extent of the interest assigned or subleased.

(iii)            The Company shall furnish or cause to be furnished to the Issuer and the Holder assurances reasonably satisfactory to the Issuer and the Holder that the Project will continue to be operated in compliance with the provisions hereof.

(iv)            No such assignment or sublease (other than pursuant to Section 8.3 hereof in a transaction in which the Company ceases to exist) shall give rise to a novation, unless the Issuer and the Holder of the Bonds agree in writing to such novation.

(v)             The Company or such “surviving, resulting or transferee Person” shall, within thirty (30) days prior to the execution thereof, furnish or cause to be furnished to the Issuer a true and complete copy of each such proposed assignment or sublease or documents of merger, consolidation or sale of assets, as the case may be. The Company or such “surviving, resulting or transferee Person” shall, within thirty (30) days after the execution thereof, furnish or cause to be furnished to the Issuer a true and complete copy of each such assignment or sublease or documents of merger, consolidation or sale of assets, as the case may be, as actually executed.  The Issuer and the Holder shall have the right, at any time and from time to time, to notify any assignee or sublessee of their rights under this paragraph.

Section 9.2.            Restrictions on Sale, Encumbrance, or Conveyance of the Project by the Issuer.  Except pursuant to the Security Deed and except for any sale under threat of a taking by eminent domain or a sale pursuant to Article VI hereof, the Issuer agrees that, during the Term, it shall not, except pursuant to or as permitted by the Security Deed: (1) directly, indirectly, or beneficially sell, convey, or otherwise dispose of any part of its interest in the Project, (2) permit any part of the Project to become subject to any lien, claim of title, encumbrance, security interest, conditional sale contract, title retention arrangement, finance lease, or other charge of any kind, without the written consent of the Company and the Holder, and (3) assign, transfer, or hypothecate (other than pursuant to the Bond Resolution and the Security Deed) any payment of rent (or analogous payment) then due or to accrue in the future under any lease of the Project, except that if the laws of the State at the time shall permit, nothing contained in this Section shall prevent the consolidation of the Issuer with, or merger of the Issuer into, or transfer of the Project as an entirety to, any public body of the State whose property and income are not subject to taxation and which has authority to carry on the business of owning and leasing the Project, provided, that upon any such consolidation, merger, or transfer, the due and punctual payment of the principal of, premium, if any, and interest on each Bond according to its tenor, and the due and punctual performance and observance of all the agreements and conditions of this Lease, the Bond Resolution and the Security Deed to be kept and performed by the Issuer, shall (unless assumed as a matter of law) be expressly assumed in writing by the public body resulting from such consolidation or surviving such merger or to which the Project shall be transferred as an entirety.

Section 9.3.            Restrictions on Encumbrance by the Company.  The interest of the Company hereunder shall not be pledged or encumbered, without the written consent of the Issuer and of the Holder, which shall not be unreasonably withheld, provided that the Company may pledge its interest in this Lease to a commercial bank or other institutional lender in connection with the Company’s normal business practices without violating such restriction, but until foreclosure (and then only upon satisfaction of the conditions contained herein) no such pledgee as such shall have any rights hereunder, and provided further, that any proposed disposition of the Company’s interest by such pledgee shall be subject to the preceding provisions of this Section 9.3 and the other provisions of this Lease.

Section 9.4.            Redemption of Bonds.  The Issuer, at the written request of the Company at any time and if the Bonds are then callable or available for purchase, and if there are funds available therefor in the  Project Fund or funds provided by the Company, shall forthwith take all steps that may be necessary to effect the redemption of all or part of any Bond, as may be specified by the Company, on the earliest date on which such redemption or defeasance may occur under such applicable provisions.

Section 9.5.            Prepayment of Basic Rent.  If the Company has exercised its purchase option provided for in Section 11.1 hereof, the Company shall have the right to prepay all of the Basic Rent payable under Section 5.3(a) hereof prior to the closing of such purchase and the Issuer agrees that it shall accept such prepayment of Basic Rent when the same is tendered by the Company.  All Basic Rent so prepaid shall be applied first to the payment of the debt service on the Bonds, without preference or priority of any Bond over any other Bond, and when the Bonds have been paid in full, any excess Basic Rent shall be retained by the Issuer.

Section 9.6.            Reserved.

Section 9.7.           Installation of Company’s Own Machinery and Equipment.  The Company may from time to time, in its sole discretion, install trade fixtures, machinery, equipment, furnishings, and other personal property at the Project.  All such trade fixtures, machinery, equipment, furnishings, and other personal property shall not be a part of the Project and shall remain the sole property of the Company (or of any leasing company from whom the Company may be renting such items), and the Company may remove the same from the Project at any time, in its sole discretion and at its own expense, provided that the Company repairs any damage to the Project caused by any such removal.  The Company may create any mortgage, encumbrance, lien, or charge on any such trade fixtures, machinery, equipment, furnishings, and other personal property that is not a part of the Project that is owned by the Company or others and the Issuer shall not have any interest in and waives any lessor’s lien that it may have on any such trade fixtures, machinery, equipment, furnishings, or personal property so installed pursuant to this Section.

Section 9.8.           Reference to the Bonds Ineffective After such Bonds are Paid.  Upon payment in full of a Bond (or provision for payment thereof having been made in accordance with the defeasance provisions of the Bond Resolution), all references in this Lease to that Bond and the Holder thereof shall be ineffective, and the former Holder of such Bond shall not thereafter have any rights hereunder, saving and excepting those that shall have theretofore vested and any rights to indemnification under Section 8.5 hereof.  For purposes of this Lease, a Bond shall be deemed fully paid if it is defeased as provided in the Bond Resolution.

[End of Article IX]

ARTICLE X
EVENTS OF DEFAULT AND REMEDIES

Section 10.1.        Events of Default Defined.  The following shall be “Events of Default” under this Lease, and the terms “Event of Default” or “Default” shall mean, whenever they are used in this Lease, any one or more of the following events:

(a)                the failure of the Company to pay Basic Rent in the amounts and at the times required by Section 5.3(a) of this Lease provided, (1) that such failure to pay shall not constitute a “Default” or an “Event of Default” unless continued for more than 5 days after receipt by the Company of written notice of same given by the Issuer or the Holder; and (2) that the foregoing clause (1) shall be of no further force or effect once notices have been given with respect to three (3) such failures to pay in any one 24 month period; or

(b)               the failure of the Company to pay the amounts required to be paid under Section 5.3(b) of this Lease, at the times specified therein, and continuing for a period of thirty (30) days after the Company’s receipt of written notice given by the Issuer pursuant to Section 5.3(b), the Issuer or any Holder (whichever is entitled to receive such payment); or

(c)                In the case of the Company’s failure to observe, perform, or comply with any covenant, condition, or agreement in this Lease on the part of the Company to be observed or performed, for a period of thirty (30) days after written notice from the Issuer or any Holder specifying such breach or failure and requesting that it be remedied, unless the Issuer and the Holder shall agree in writing to an extension of such time prior to its expiration.  In the case of any such breach or default which can be cured, but cannot be cured within such thirty (30) day period, it shall not constitute an Event of Default if corrective action is instituted by the Company within the applicable thirty (30) day period and is diligently pursued until the breach or default is corrected; or

(d)                The filing of a voluntary petition in bankruptcy by the Company or the adjudication of the Company as bankrupt pursuant to an involuntary petition filed by a creditor of the Company.

Section 10.2.        Remedies on Default.  Whenever any Event of Default referred to in Section 10.1 hereof shall have happened and be subsisting, the Issuer, or the Holder as assignee of the Issuer, to the extent permitted by law, may take any one or more of the following remedial steps:

(a)                take whatever action at law or in equity or under the terms of this Lease may appear necessary or desirable to collect the rents and other amounts payable by the Company hereunder then due or thereafter to become due, or to enforce performance and observance of any obligation, agreement, or covenant of the Company under this Lease; or

(b)               terminate, subject to the respective provisions concerning the priority and subordination of the Company’s option to purchase the Project that are set forth in Section 11.4, below, this Lease and recover, as and for liquidated and agreed final damages for the Company’s default, all amounts that have theretofore become due plus an amount equal to all unpaid installments of Basic Rent, and if any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount agreed upon, the Issuer shall be entitled to the maximum amount allowable under such statute or rule of law; no termination of this Lease pursuant to this Section shall relieve the Company from its indemnification obligations pursuant to Section 8.5 hereof.

Any amounts of Basic Rent collected, pursuant to action taken under this Section, shall be applied in payment of the Bonds without preference or priority of one Bond over any other Bond. Any amounts collected as Additional Rent shall be paid to the Person or Persons to whom such Additional Rent is due and owing hereunder.

Notwithstanding that this Lease (except for Unassigned Rights) is to be assigned to the Holder, the Issuer shall be entitled to enforce this Lease if any Event of Default relates to such Unassigned Rights or exposes the Issuer, its assets (other than the Pledged Security) or its members, officers, employees or agents to any liability.  The Holder shall be entitled to enforce the provisions hereof that affect its interests hereunder.  Notwithstanding the foregoing and notwithstanding any statutory, decisional, or other law to the contrary, in no event shall the Issuer have any right to terminate this Lease, to enter upon and otherwise to obtain possession of the Project, by reason of the occurrence of any Event of Default by the Company hereunder without the prior written consent of the Holder.

Section 10.3.        Remedies Not Exclusive.  The remedies herein expressly conferred upon the Issuer and the Holder are intended to be in addition to other remedies existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Issuer or the Holder to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required hereby.

Section 10.4.        Company to Pay Fees and Expenses.  In the event the Company or the Issuer should default under any of the provisions of this Lease and the Issuer or either Holder, on the one hand, or the Company, on the other, as appropriate, should employ attorneys, accountants, or other experts or incur other expenses for the collection of amounts due it hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company or Issuer, as appropriate, herein contained for its benefit, the Company on the one hand, and the Issuer, on the other hand, as appropriate, agree that it shall on demand therefor pay to such Person the reasonable and actual fees of such attorneys, accountants, or other experts and such other expenses so incurred by the Issuer or the Holder, on the one hand, or the Company, on the other, as appropriate.  Any attorneys’ fees required to be paid by the Company or Issuer, as appropriate, under this Lease shall include attorneys’ and paralegals’ fees through all proceedings, including, but not limited to, negotiations, administrative hearings, trials, and appeals, court costs and reimbursable expenses of such attorneys.  The Issuer, the Company and the Holder shall each be entitled to enforce its respective rights under this Section, and the Issuer’s rights under this Section shall be one of the Unassigned Rights.

Section 10.5.        Waiver of Events of Default.  The Issuer may waive any Event of Default hereunder and its consequences or rescind any declaration of acceleration of payments of the rents and other amounts due hereunder provided that the Issuer shall not waive any Event of Default (other than Events of Default relating to the Unassigned Rights) without the prior written consent of the Holder.  The Holder may waive any Event of Default hereunder other than Events of Default relating to the Unassigned Rights, which may be waived only by the Issuer.  In case of any such waiver or rescission, or in case any proceeding taken by the Issuer or the Holder on account of any such Event of Default shall be discontinued or abandoned or determined adversely to the Issuer or the Holder, then and in every such case the Issuer, the Holder and the Company shall be restored to their former positions and rights hereunder, but no such waiver or rescission shall extend to or affect any subsequent or other Event of Default or impair or exhaust any right, power, or remedy consequent thereon.

[End of Article X]

ARTICLE XI
PURCHASE OPTION IN FAVOR OF COMPANY

Section 11.1.        Option to Purchase Project.  The Company shall have, and is hereby granted, the option to purchase the Project at the end of the Term for a purchase price which shall be the sum of: (i) $500,000; and (ii) all amounts, if any, then due on the date of such closing to the Issuer or to the Holder as Additional Rent or for indemnification under this Lease (which amounts shall be paid directly to the person to whom such amounts are owed); and (iii) those closing costs which are normally payable by the purchaser of real property in Georgia.  The option granted herein, if exercised, shall be exercised at least sixty (60) days prior to the expiration of the Term. To exercise such option, the Company or its assignee shall give written notice of exercise to the Issuer and to the Holder.  The purchase of the Project shall be closed on a date specified by the Company, which shall be not sooner than thirty (30) days from the date of such notice or later than to the expiration date of the Term.  The Company shall be under no obligation to exercise the option granted in this Section 11.1.  If no Event of Default is in existence at the time the option is exercised, the Company may assign in writing its option to an Affiliate; the Company or such Affiliate shall provide the Issuer with a copy of any such assignment at the time the option is exercised.

Section 11.2.        Conveyance on Exercise of Option to Purchase.  At the closing of any purchase pursuant to the exercise of the option to purchase granted herein, the Issuer shall, upon payment of the purchase price by the Company, deliver to the Company a limited warranty deed conveying to the Company good title to the Project, as the Project then exists, subject to the following: (i) Permitted Encumbrances, but excluding this Lease and the Security Deed; (ii) those liens and encumbrances (other than the Issuer Documents) created by the Company or to the creation or suffering of which the Company consented; and (iii) those liens and encumbrances resulting from the failure of the Company to perform or observe any of the agreements on its part contained in this Lease.

Section 11.3.        Public Purpose of Option to Purchase.  The Issuer and the Company acknowledge that the option to purchase the Project granted in this Article constitutes a material inducement to the Company renovate the Project and thereby preserve and create employment opportunities in the County and that in granting such option, the Issuer is considering the entire transaction as a whole, including the promotion and expansion for the public good and welfare industry and trade within the County and the reduction of unemployment, and the fact that, as a result of a sale of the Project as a result of the exercise of the option, all indebtedness with respect to the Project shall be paid in full.

Section 11.4.        Priority Position of Option.  Notwithstanding any other provision hereof or of the Bond Resolution, the purchase option granted to the Company in Section 11.1 may be exercised whether or not an Event of Default hereunder has occurred and is continuing or whether or not an Event of Default under the Bond Resolution has occurred and is continuing, and this Lease and the option granted in Section 11.1 shall have priority over the Security Deed and shall not be terminated by foreclosure or pursuant to the power of sale in the Security Deed.  In the event the Company exercises the option, the Company agrees that it, and any person or entity to whom it may thereafter sell or lease the Project shall meet the employment goals set forth in Section 12.1 hereof, and if the Company, or any successor in title or lessee shall fail to meet such employment goals, the Company shall make the supplemental payments required by Section 12.1 of this Lease, and such obligation shall survive the termination of this Lease, if the purchase option is exercised.

[End of Article XI]

ARTICLE XII
MISCELLANEOUS

Section 12.1.        Supplemental Payments for Failure to Meet Employment Goals.  The Company has represented to the Issuer that throughout the Term, the operation of the Project will provide at least 120 full-time jobs.  The representations of the Company as to job creation are a material and substantial part of the consideration for the Issuer’s leasing of the Project to the Company hereunder and in granting the Company the option to purchase the Project at a highly favorable price.  The failure of the Company (or if it exercises its option to purchase the Project, the failure of the Company, any successor in title or any lessee of the Project, whichever shall be operating the Project) to realize such employment levels shall not constitute an Event of Default hereunder, but shall give rise to an obligation on the part of the Company to make the supplemental payments provided for in this Section 12.1.  For purposes hereof, a full-time employee is an employee of the Company (or if the Company exercises its option to purchase the Project, a full-time employee shall include an employee of the Company, of any such successor in title or any lessee of the Company or lessee of a successor in title), exclusive of employees that are leased from an employee leasing agency, having at least 1,800 paid hours per year, including paid hours actually worked, paid holidays and paid vacation days constituting the equivalent of a full-time employee.  Hours of temporary and part-time employees (exclusive of employees that are leased from an employee leasing agency) may be aggregated and divided by 1,800 hours to calculate the number of equivalent full-time employees for such purpose.

If in any calendar year during the Term the average employment at the Project, whether by the Company (or if the Company exercises its option to purchase the Project by the Company, by any such successor in title or by any lessee of the Company or lessee of a successor in title) does not equal or exceed 120 full-time jobs, the Company, not later than 30 days following the end of such calendar year, shall pay to the Issuer an “employment short-fall payment” calculated as follows: the sum of $20,000 plus an additional amount determined by subtracting the actual numbers of full-time jobs at the Project (if less than 100) from 100 jobs and multiplying the remainder by $1,000.  For example, if the actual number of full-time jobs in such year was 90, the payment would be $30,000 ($20,000 plus $10,000).

In the event this Lease expires and the option to purchase the Project is not exercised, payments hereunder shall be made only with respect to years (and parts of years) included in the Term of this Lease, and if the Lease terminates prior to the end of a calendar year, the calculation for such partial year shall be based on the short period commencing on January 1 of the year of expiration and ending on the date of termination, and the 1,800 hours requirement for such year shall be shall be prorated based on the number of calendar days during the Term in such year to the total number of days in such calendar year.  In such case, the payment, if any, for such partial year shall be paid within 30 days of expiration of the Term hereof.

If the Company exercises its option to purchase the Project: (i) the year in which the Company purchases the Project shall not be subject to proration, as aforesaid, and the full calendar year shall be used for purposes of such calculation; (ii) employment by the Company before such expiration and employment by the Company (and by any such successor in title or by any lessee of the Company or lessee of a successor in title after such expiration) shall be aggregated; (iii) in any year employment by the Company and employment by any such successor in title or by any lessee of the Company or lessee of a successor in title shall be aggregated; and (iv) the last year for which any payments shall be payable under this Section is the calendar year 2013, which shall be payable not later than January 30, 2014.

For purposes of this Section, the full-time employment at the Project shall be deemed to be zero unless the Company provides to the Issuer payroll records of the Company and/or payroll records of any such successor in title or by any lessee of the Company or lessee of a successor in title that establish the number of full-time employees at the Project.

The provisions of this Section 12.1 shall survive the termination of this Lease.

Section 12.2.                    Notices.  Any request, demand, authorization, direction, notice, consent, or other document provided or permitted by this Lease to be made upon, given or furnished to, or filed with, the Issuer, the Company or the initial Holder as set forth below shall be sufficient for every purpose hereunder if in writing and (except as otherwise provided in this Lease) either (i) delivered personally, by hand delivery, courier or express company, to the party or, if such party is not an individual, to an officer or other legal representative of the party to whom the same is directed, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) sent by fax, as follows.

To the Issuer:                            Joint Development Authority of Brooks, Colquitt,

Grady, Mitchell, and Thomas Counties

P.O. Box 487

Moultrie, GA 31776

Attn: Darrell Moore

Fax: (229) 890-2638

To the Company:                      National Beef Packing Company, LLC

12200 N. Ambassador Drive, Suite 500

Kansas City, MO  64163

Attn: Jay Nielsen, CFO

Fax: (816) 713-8856

With a copy to:                         Scott Smith

2690 Telemark Drive

Park City, UT 84061

Fax: (435) 649-5675

To the Purchaser:                      American Banking Company d/b/a Ameris

225 S. Main Street

P.O. Box 2529

Moultrie, Georgia 31768

Attn:  Ronnie Marchant, President

Fax: (229) 985-2828

Any person designated in this Section 12.2 may, by notice given to each of the others, designate any additional or different addresses to which subsequent notices, certificates, or other communications shall be sent.

Section 12.3.        Recording.  This Lease, or a “short form lease” or “memorandum of lease” giving appropriate notice hereof, may be recorded in all offices as may at the time be provided by law as the proper place for recordation.

Section 12.4.        Construction and Binding Effect.  This Lease constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes any prior agreements with respect thereto.  This Lease shall inure to the benefit of and shall be binding upon the Issuer, the Company, and their respective successors and assigns subject, however, to the limitations contained in Sections 8.3, 9.1, and 9.2 hereof.

Section 12.5.        Severability.  In the event any provision of this Lease shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 12.6.        Immunity of Members, Officers, and Employees of Authority.  No recourse shall be had for the enforcement of any obligation, covenant, promise, or agreement of the Issuer contained in this Lease or for any claim based hereon or otherwise in respect hereof or upon any obligation, covenant, promise, or agreement of the Issuer contained in the Bond Resolution against any director, member, officer, or employee, as such, in his individual capacity, past, present, or future, of the Issuer, or any successor Person, whether by virtue of any constitutional provision, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly agreed and understood that this Lease is solely a corporate obligation of the Issuer and that no personal liability whatsoever shall attach to, or be incurred by, any director, member, officer, or employee, as such, past, present, or future, of the Issuer, or of any successor Person, either directly or through the Issuer, or any successor Person, under or by reason of any of the obligations, covenants, promises, or agreements entered into between the Issuer and the Company whether contained in this Lease or in any instrument supplemental hereto, and that all personal liability of that character against every such director, member, officer, and employee of the Issuer or any such successor Person is, by the execution of this Lease and as a condition of and as part of the consideration for the execution of this Lease, expressly waived and released by the Company.  The immunity of directors, members, officers, and employees of the Issuer under the provisions contained in this Section shall survive the completion of the Project and the termination of this Lease.

Section 12.7.        Amendments, Changes, and Modifications.  This Lease may not be amended, modified, altered, or terminated, except as provided in the Bond Resolution.

Section 12.8.         Execution of Counterparts.  This Lease may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 12.9.        Law Governing Construction of this Lease.  This Lease is prepared and entered into with the intention that the laws of the State of Georgia, exclusive of such state’s rules governing choice of law, shall govern its construction.

Section 12.10.     Covenants Run with Project.  The covenants, agreements, and conditions herein contained shall run with the Project hereby leased and shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

Section 12.11.    Subordination to Security Deed.  This Lease and the rights and privileges hereunder of the Company (except for its purchase option) are specifically made subject and subordinate to the rights and privileges of the Holder, as to be set forth in the Security Deed.

Section 12.12.    Net Lease.  This Lease shall be deemed and construed to be a “triple net lease,” and the Company shall pay absolutely net during the Term the Basic Rent, Additional Rent, taxes (or payments in lieu of taxes), insurance premiums, costs of operation and maintenance and all other payments required hereunder, free of any deductions, without abatement, diminution, or set-off other than those herein expressly provided.

Section 12.13.     Surrender of Project.  Except as otherwise provided in this Lease, at the expiration or sooner termination of the Term, the Company agrees to surrender possession of the Project peaceably and promptly to the Issuer in as good condition as at the commencement of the Term, excepting only ordinary wear, tear, and obsolescence, and damage by fire or other casualty or a taking by eminent domain which the Company is not obligated by this Lease to repair.

Section 12.14.     Immunity of Directors, Officers, and Employees of Company.  No recourse shall be had for the enforcement of any obligation, covenant, promise, or agreement of the Company contained in this Lease or for any claim based hereon or otherwise in respect hereof, against any director, officer, or employee of the Company or any Permitted Successor, in his individual capacity, past, present, or future, of the Issuer, whether by virtue of any constitutional provision, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly agreed and understood that this Lease is solely a corporate obligation of the Company and that no personal liability whatsoever shall attach to, or be incurred by, any such director, officer, or employee, either directly or through the Company, or any Permitted Successor, under or by reason of any of the obligations, covenants, promises, or agreements contained in this Lease or to be implied herefrom, and that all personal liability of that character against every such director, officer, and employee is, by the execution of this Lease and as a condition of and as part of the consideration for the execution of this Lease, expressly waived and released.  The immunity of directors, officers, and employees of the Company under the provisions contained in this Section shall survive the termination of this Lease.

Section 12.15.    Payments Due on Other than Business Days.  Whenever a date upon which a payment is to be made under this Lease falls on a date which is not a Business Day, such payment may be made on the next succeeding Business Day without interest for the intervening period.

Section 12.16.     Holders are Third Party Beneficiaries.  Each person who from time to time is the Holder shall be deemed to be and is a third party beneficiary of the representations, covenants, and agreements of the Company in favor of the Issuer herein contained (except for covenants and agreements pertaining to the Unassigned Rights).

Section 12.17.    Restriction on Use.  The Issuer is subject to a restrictive covenant in favor of the entity or entities (collectively, the “Sellers”) from which it purchased the Leased Land and the Leased Improvements (as they then existed).  Accordingly, the Company covenants with the Issuer that during the period ending on the fifth anniversary (January 16, 2006) of the date of the original delivery of this Lease (being January 16, 2001), the Company shall not (i) use the Project for the slaughter of hogs; or (ii) produce pork products at the Project in any of the following prohibited categories: sausages; hot dogs/franks; sliced luncheon meat; or bacon; or (iii) produce pork products at the Project in quantities that exceed 5.2 million pounds in any calendar year (prorated for any portion of a calendar year) in any of the following permitted categories: boneless ham; or bone-in smoked hams.  For purposes of the restriction in the preceding clause (iii), total production in all permitted categories may exceed 5.2 million pounds per calendar year, but production in any individual permitted category may not exceed 5.2 million pounds per calendar year.  The Company shall allow the Issuer and such other parties as the Issuer may designate (which may include representatives of the Sellers) access to its books and records, no more than twice per year on at least 10 days advance written notification, to the extent necessary to verify compliance with the restriction set forth in the preceding sentence.

[End of Article XII]

IN WITNESS WHEREOF, the Issuer has executed this Lease by causing its name to be hereunto subscribed by its Chairman and by causing the official seal of the Issuer to be impressed hereon and attested by its Secretary; and the Company has executed this Lease by causing its name to be hereunto subscribed by its partners, by their respective duly authorized officer, all being done as of the day and year first above written.

signed, sealed, and delivered in the presence of: /s/ William G. Fallin Unofficial Witness	Joint Development Authority of Brooks, Colquitt, Grady, Mitchell, and Thomas Counties BY:/s/ Darrell Moore Chairman
/s/ Stephanie Harrell Notary Public My Commission Expires: (NOTARY SEAL)	ATTEST: /s/ Marilyn Royal Secretary (AUTHORITY’S SEAL)

Signed and sealed in the presence of	NATIONAL BEEF PACKING COMPANY, LLC, a Delaware limited liability company, as successor to Farmland National Beef Company By: /s/ Jay Nielsen Name: Jay Nielsen Title: Chief Financial Officer
/s/ Lynn Vineyard Unofficial Witness
/s/ Darcy Clements
Notary Public
My Commission Expires: 2-28-2010
(NOTARY SEAL)

EXHIBIT A

DESCRIPTION OF THE LEASED LAND

All that tract or parcel of land situate, lying and being in Land Lots 244 and 245 in the Eighth (8th) Land District in Colquitt County, Georgia, being 19.17 acres as shown by that plat dated January 9, 2001, designated “Plat of Survey for Joint Development Authority of Brooks, Colquitt, Grady, Mitchell and Thomas Counties, A Statutory Authority”, and recorded in Plat Book 35, page 21, Colquitt County Records; the property being more specifically described as follows:

To locate the point of beginning commence at the point where the South margin of the right of way of the West By-Pass intersects the West margin of the right of way of the Southern Railroad (this point being 390.86 feet from the point where the South margin of the right of way of the West By-Pass intersects the West margin of Georgia State Highway No. 35 and U. S. Highway 319), run thence South 04 degrees 01 minute 09 seconds East along the West margin of the right of way of the Southern Railroad a distance of 764.89 feet to a point; continue thence along the West margin of the right of way of the Southern Railroad a chord bearing of South 04 degrees 14 minutes 53 seconds East a chord distance of 44.36 feet, an arc length distance of 44.36 feet to a point; run thence South 77 degrees 06 minutes 35 seconds West a distance of 319.81 feet to a point; run thence South  86 degrees 17 minutes 12 seconds West a distance of 571.42 feet to a point; run thence North 15 degrees 53 minutes 04 seconds West a distance of 883.76 feet to a point on the South margin of the right of way of the West By-Pass; run thence North 86 degrees 28 minutes 57 seconds East along the South margin of the right of way of the West By-Pass a distance of 1,068.97 feet to a point, this being the point of beginning.